UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 29, 2017
TRIPLE-S MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: 787-749-4949

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 29, 2017, Triple-Salud, Inc., a Puerto Rico insurance company (“Triple-S”) and managed care subsidiary of Triple-S Management Corporation (the “Company”), and OptumInsight, Inc. (“Optum”) entered into a Master Services Agreement (the “Agreement”). Pursuant to the terms of the Agreement, Optum will provide healthcare technology and operations services, including information technology, claims processing and application development, to Triple-S and its affiliates. The Agreement will be effective as of August 31, 2017 (the “Effective Date”) and shall have an initial term of ten (10) years. Triple-S has the right to extend the term of the Agreement for two (2) additional one (1) year terms.

Under the terms of the Agreement, Optum will: (i) continue providing services already provided to Triple-S and its affiliates, (ii) provide new services requested by Triple-S and (iii) provide services in support of any third party administrator arrangements entered into by Triple-S or its affiliates, in accordance with the terms of separate statements of work to be entered into by the parties. Pursuant to the Agreement, Optum will provide Triple-S and its affiliates with certain claims intake, claims processing, claims adjustment and quality assurance services, as well as with a broad range of information technology services such as application development and maintenance, infrastructure management and support, and general service and operations management. Optum will assume responsibility for these operations after a transition period set forth in the Agreement. As part of the services to be provided under the Agreement, Triple-S expects that certain employees of its data processing services affiliate, Interactive Systems, Inc., will become employees of Optum and certain third-party services agreements entered into by Triple-S and its affiliates will be assigned to Optum. The Agreement is subject to the approval of the Puerto Rico Health Insurance Administration (“ASES” by its Spanish acronym).

As compensation for the services provided under the Agreement, Triple-S expects to pay Optum approximately $260,000,000 during the initial ten (10) year term of the Agreement, based on Triple-S’ current business levels. This amount may fluctuate as a result of changes in Triple-S’ business levels. The compensation‘s structure under the Agreement includes a combination of fixed and variable fees which may increase or decrease, as set forth in the Agreement, based on the number of members enrolled under a health care plan offered or administered by Triple-S. Triple-S may also pay additional fees to Optum for the development and implementation of additional infrastructure projects. With this Agreement, Triple-S expects to strengthen its core processes and technological capabilities, while also reducing costs.

The Agreement contains representations and warranties and indemnity, termination and default provisions customary for these types of transactions. The Agreement contains a general liability cap which limits each party’s liability under the Agreement to an amount equal to the greater of (i) $20,000,000 or (ii) the total amount of fees paid by Triple-S to Optum for the performance of services under the Agreement during the twelve (12) month period prior to the most recent event giving rise to liability. Triple-S may terminate the Agreement for cause, as such term is defined in the Agreement. Triple-S may also terminate the Agreement for any reason by providing one hundred eighty (180) days’ prior written notice and paying a negotiated termination fee if the effective date of such termination is at least three (3) years after the Effective Date. In the event that Triple-S terminates the Agreement for convenience, due to a change in laws, or relating to regulatory approval, Triple-S shall pay Optum a termination fee that fluctuates between $250,000 and $11,250,000, depending on the circumstances, and pro-rated based on the number of months remaining in the contract year. Optum may terminate the Agreement only if Triple-S (i) fails to pay Optum any material amounts due under the Agreement or (ii) materially breaches certain sections of the Agreement without curing said breach within the period described in the Agreement.

The foregoing summary of the terms and conditions of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the next periodic filing under the Securities Exchange Act of 1934, as amended, and is incorporated herein by reference.

Item 8.01.	Other Events.

On August 30, 2017, Triple-S Management Corporation (the “Company”) issued a press release announcing that Triple-S Salud, Inc., managed care subsidiary of the Company (“Triple-S”) partnered with Optum, a leading information and technology-enabled health services company, to implement a digital innovation strategy that will help Triple-S enhance services to its members, clients and providers. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d)	The following item is filed as an exhibit to this report:

99.1 Press release of Triple-S Management Corporation, dated August 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: August 30, 2017	By:	/s/ Roberto García-Rodríguez
Name: Roberto García-Rodríguez
Title: President & Chief Executive Officer